ZAYO GROUP ANNOUNCES ACQUISITION OF CORE NAP DATA CENTER IN AUSTIN
Expands National Footprint To 21 zColo Data Centers

BOULDER, Colo. – June 4, 2013 – Zayo Group today announced its acquisition of Core NAP, an Austin-based data center operator. The acquisition includes the company’s data center facility located at 7218 McNeil Drive in northwest Austin, Texas.

The Tier-3 facility offers carrier-neutral colocation consisting of a dense enterprise footprint with over 220 existing customers and four major carriers providing services to cloud, enterprise, financial, carrier, media and other connectivity focused customers.
zColo’s latest data center will provide a colocation space of 15,000 sq. ft., featuring private cages and cabinets, as well as remote hands for on-site for assistance. In 2012, Zayo expanded its metro and longhaul network in Austin, providing its entire suite of Bandwidth Infrastructure services including Dark Fiber, Wavelengths, Ethernet and IP.

“The purchase of Zayo’s latest zColo facility marks our first data center in the region and a great addition to our zColo roster of colocation facilities,” said Chris Morley, President of Colocation at Zayo. “Austin is a thriving technology community as well as an attractive market for disaster recovery due to proximity to other major markets and its low risk to most natural disasters.”

The acquisition of Core NAP was completed on May 31, 2013 and zColo services are now available to customers. With this acquisition, Zayo now operates 21 zColo facilities nationwide. To learn more about all zColo facilities, visit www.zayo.com

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About Zayo Group
Based in Boulder, Colo., privately owned Zayo Group (www.zayo.com) is an international provider of fiber-based Bandwidth Infrastructure services and carrier-neutral colocation and interconnection services. Zayo serves wireline and wireless carriers, data centers, Internet content and services companies, high bandwidth enterprises, and federal, state and local government agencies. Zayo provides these services over metro, national, international and fiber-to-the-tower networks. With its acquisitions of USCarrier, FiberGate and AboveNet, Zayo’s network includes 74,300 route miles, serving 45 states and Washington, D.C. Its network serves approximately 11,740 on-net buildings, including 571 data centers, 563 carrier PoPs, and 3,045 cell towers. Zayo’s colocation assets include 141,000 billable square feet of interconnect-focused colocation space.